Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Steven T. Sobieski	Kevin McGrath
Chief Financial Officer	Cameron Associates
(908) 947-1106	(212) 245-8800
ssobieski@lifecell.com	kevin@cameronassoc.com

 DAVID MCGIRR JOINS LIFECELL BOARD OF DIRECTORS

BRANCHBURG, NJ, November 12, 2007 -- LifeCell Corporation (Nasdaq: LIFC) announced today that David  W. J. McGirr joined the Company’s Board of Directors and also will serve as Chairman of the Audit Committee.

Mr. McGirr is Senior Vice President and CFO at Cubist Pharmaceuticals, Inc. (Nasdaq: CBST) and has served in his current position since November 2002.  He also served as Treasurer of Cubist from November 2002 until January 2003.  From 1999 to 2002, Mr. McGirr was the President and Chief Operating Officer of hippo, inc., an internet technology, venture-financed company.  Mr. McGirr served as a member of hippo’s Board of Directors from 1999 to 2003.  From 1996 to 1999, he was the President of GAB Robins North America, Inc., a risk management company, serving also as Chief Executive Officer from 1995 to 1996.  Mr. McGirr was a private equity investor from 1995 to 1996.  From 1978 to 1995, Mr. McGirr served in various positions within the S.G. Warburg Group, ultimately as Chief Financial Officer, Chief Administrative Officer and Managing Director of S.G. Warburg & Co., Inc., a position he held from 1992 to 1995.  Mr. McGirr received a B.Sc. in Civil Engineering from the University of Glasgow and received an M.B.A. from the Wharton School at the University of Pennsylvania.

“I believe that David’s diversified experience and successful track record make him a valuable addition to our Board,” said Paul G. Thomas, President and Chief Executive Officer of LifeCell.

The Company also announced that Michael Cahr is leaving the LifeCell Board after having been involved  with the company for nearly twenty years and serving as a director for more than fifteen years.  Michael is leaving the board to devote full time to his role as a Partner at Focus Equity Partners, an Oak Brook, Illinois based private equity firm. Mr. Cahr joined the Board in 1991 and during his tenure served as Chairman of both the Compensation and Audit Committees.  “Michael played a major role in LifeCell’s early stages of development and we want to recognize and thank him for his invaluable contributions as a board member over the years,” Mr. Thomas noted.

About LifeCell

LifeCell develops and markets innovative biologically-based products in the emerging field of regenerative medicine for use in reconstructive, orthopedic and urogynecologic surgical procedures.  LifeCell’s current marketed products include: AlloDerm®, for plastic reconstructive, general surgical, burn and periodontal procedures; Cymetra®, a particulate form of AlloDerm® suitable for injection; GraftJacket®, for orthopedic applications and lower extremity wounds; AlloCraft®DBM,  for bone grafting procedures; and Repliform®, for urogynecologic surgical procedures.  The Company’s research and development initiatives include programs designed to extend the use of its current marketed regenerative tissue matrix products into new surgical applications as well as expanding its product line in the rapidly growing biosurgery market.  LifeCell maintains a website at www.lifecell.com.

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